December 11, 2024
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
We have acted as counsel to Manager Directed Portfolios, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing of a registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Hood River International Opportunity Fund, a series of the Trust, of Institutional Shares and Investor Shares of beneficial interest, $0.01 par value (the “Shares”). The Registration Statement registers the Shares to be issued in connection with the proposed reorganization of the Seven Canyons Strategic Global Fund and the Seven Canyons World Innovators Fund, each a series of ALPS Series Trust, into the Hood River International Opportunity Fund, pursuant to an agreement and plan of reorganization (the “Agreement”).
We have examined: (i) the Registration Statement (including the combined proxy statement/prospectus and form of Agreement contained therein); (ii) the Trust’s Declaration of Trust, as amended and restated, and By-Laws, as amended and restated; (iii) certain resolutions of the Trust’s Board of Trustees; and (iv) such other proceedings, documents and records we have deemed necessary to render this opinion. In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. We have not independently established any facts represented in the documents so relied upon.
Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

For purposes of rendering this opinion, we have assumed that: (i) the Shares will be issued in accordance with the terms of the Agreement, the Declaration of Trust and the resolutions of the Board of Trustees of the Trust relating to the creation, authorization and issuance of the Shares; (ii) the Shares will be issued against payment therefor as described in the Registration Statement and the Agreement and that such payment will be at least equal to the net asset value of such Shares; and (iii) that prior to the date of the issuance of the Shares, the Agreement will be duly executed and delivered by each party thereto, and the conditions in the Agreement will have been satisfied.

Manager Directed Portfolios
December 11, 2024

This opinion is limited to our review of the documents referenced above and the published laws in effect on the date hereof and is limited to the Delaware Statutory Trust Act (other than conflict of law rules). We are not opining on, and we assume no responsibility for, the applicability of any other laws on any of the matters covered in this opinion.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.